EXHIBIT 99.1

Superior Uniform Group Reports Improved Operating Results

        * Net sales up 15.9%

        * Net Earnings from Continuing Operations up 280%

SEMINOLE, Fla., April 24, 2008 (PRIME NEWSWIRE) -- Superior Uniform Group, Inc. (Nasdaq:SGC), manufacturer of uniforms, career apparel and accessories, today announced that for the first quarter ended March 31, 2008, earnings from continuing operations were $914,808 or $.14 per share (diluted) compared to $240,488 or $.04 per share (diluted) reported for the quarter ended March 31, 2007. Net sales for the 2008 first quarter were $33,282,630 compared with 2007 first quarter sales of $28,713,303.

Net earnings were $801,370 or $.12 per share (diluted) compared to 2007 first quarter earnings of $124,595 or $.02 per share (diluted).

In making the earnings announcement, Michael Benstock, Chief Executive Officer, stated: "We are delighted to report an increase of 15.9% in our net sales for the quarter and an increase of approximately 280% in our net earnings from continuing operations for the quarter ended March 31, 2008 in comparison to 2007. These significant increases were the result of several new launches of programs carried over from the second half of 2007. Additionally, we are continuing to distribute these new programs as well as quite a few other new programs with existing customers in the first half of 2008. While we are pleased with the results from our sales organization, the current economic outlook appears more demanding. We expect this economic weakness to continue through the second half of 2008. Therefore, we are approaching the second half of 2008 with a measured level of cautiousness, even though our activity level for new opportunities is on an ever-increasing scale."

ABOUT SUPERIOR

Superior Uniform Group, Inc., established in 1920, is one of America's foremost providers of fine uniforms and image apparel. Superior manages award-winning apparel programs for major corporations. They are leaders in innovative uniform program designs, global manufacturing, and state-of-the-art distribution. Superior's financial strength and resources support a customer's diverse needs while embracing a "Customer 1st, Every Time!" philosophy and culture. Their commitment to service, technology, quality and value-added benefits separates them from the competition in each of their seven primary markets: Healthcare, Hospitality, Food Service, Retail Employee I.D., Government Service, Private Security, and Rental Service. For more information please call (800) 727-8643, or visit their Web site at: www.superioruniformgroup.com.

Statements contained in this press release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including without limitation, those identified in the Company's SEC filings, which could cause actual results to differ from those projected.

              SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARY

             CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                     THREE MONTHS ENDED MARCH 31,
                              (Unaudited)

                                            2008            2007
                                        ------------    ------------
 Net sales                              $ 33,282,630    $ 28,713,303
                                        ------------    ------------
 Costs and expenses:
  Cost of goods sold                      22,374,053      19,173,674
  Selling and administrative expenses      9,299,628       9,077,049
  Interest expense                           104,141          92,092
                                        ------------    ------------
                                          31,777,822      28,342,815
                                        ------------    ------------
 Earnings from continuing operations
  before taxes on income                   1,504,808         370,488
 Taxes on income                             590,000         130,000
                                        ------------    ------------
 Earnings from continuing operations         914,808         240,488
 Loss from discontinued operations,
  net of tax benefit of $65,000 and
  $60,000, respectively                     (113,438)       (115,893)
                                        ------------    ------------
 Net earnings                           $    801,370    $    124,595
                                        ============    ============

 Per Share Data:
 Basic
  Earnings from continuing operations   $       0.14    $       0.04
  Loss from discontinued operations,
   net of tax benefits                         (0.02)          (0.02)
                                        ------------    ------------
  Net earnings                          $       0.12    $       0.02
                                        ============    ============
 Diluted
  Earnings from continuing operations   $       0.14    $       0.04
  Loss from discontinued operations,
   net of tax benefits                         (0.02)          (0.02)
                                        ------------    ------------
  Net earnings                          $       0.12    $       0.02
                                        ============    ============
 Cash dividends per common share        $      0.135    $      0.135
                                        ============    ============

              SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARY

                 CONDENSED CONSOLIDATED BALANCE SHEETS

                               MARCH 31,
                              (Unaudited)
                                               2008           2007
                                           -----------    -----------
                           ASSETS
 CURRENT ASSETS:
  Cash and cash equivalents                $   782,244    $ 3,128,433
  Accounts receivable and other
   current assets                           24,458,942     28,578,800
  Inventories                               47,650,278     34,413,438
                                           -----------    -----------

     TOTAL CURRENT ASSETS                   72,891,464     66,120,671

 PROPERTY, PLANT AND EQUIPMENT, NET         12,981,091     15,394,660
 GOODWILL                                    1,617,411      1,617,411
 OTHER INTANGIBLE ASSETS                       714,476        952,635
 OTHER ASSETS                                2,189,107      1,512,428
                                           -----------    -----------
                                           $90,393,549    $85,597,805
                                           ===========    ===========
                       LIABILITIES AND
                    SHAREHOLDERS' EQUITY
 CURRENT LIABILITIES:
  Accounts payable                         $ 5,700,404    $ 5,841,698
  Other current liabilities                  2,923,461      2,538,045
  Current portion of long-term debt          1,577,691      1,471,929
                                           -----------    -----------

     TOTAL CURRENT LIABILITIES              10,201,556      9,851,672

 LONG-TERM DEBT                              5,354,150      1,823,840
 LONG-TERM PENSION LIABILITY                   939,653      1,115,819
 OTHER LONG-TERM LIABILITIES                   640,000        642,000
 DEFERRED INCOME TAXES                         725,000        310,000
                                           -----------    -----------
 SHAREHOLDERS' EQUITY                       72,533,190     71,854,474
                                           -----------    -----------
                                           $90,393,549    $85,597,805
                                           ===========    ===========

CONTACT:  Superior Uniform Group, Inc.
          Andrew D. Demott, Jr., CFO
          (727) 803-7135